UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/08/2006

QUAKER CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428
(Address of principal executive offices, including zip code)

610-832-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2006, the Company's Board of Directors approved an amendment to the Company's 2006 Long-Term Performance Incentive Plan (the "2006 LTIP") as it relates to the definition of "Fair Market Value" for awards made under the 2006 LTIP. The amendment amends the first sentence of Section 2.1(l) of the 2006 LTIP to read as follows:

"(l) "Fair Market Value" means, with respect to the applicable date, the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the Common Stock is listed or traded; provided, however, if no such sales are made on such date, then on the next preceding date on which there are such sales."

Prior to the amendment, the "Fair Market Value" for awards made under the 2006 LTIP was determined by reference to the average of the lowest and highest sales prices for a share of Common Stock of the Company rather than the last sale price. The 2006 LTIP, which is administered by the Company's Compensation/Management Development Committee of the Board of Directors, provides for incentives and awards, including options, stock appreciation rights, restricted stock, restricted stock units, stock grants, and performance incentive units to non-employee directors, consultants and those employees largely responsible for the long-term success of the Company and its 50% or more owned subsidiaries.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: November 09, 2006	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President, Secretary and General Counsel